Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-288937), Form S-3 (No. 333-270503) and Form S-8 (No. 333-270524) of our report dated March 31, 2026 with respect to the audited consolidated financial statements of HeartCore Enterprises, Inc. appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 31, 2026